EXHIBIT 99.1

Contact:	InvestorRelations ProsoftTraining 602-794-4101 investors@prosofttraining.com

ProsoftTraining Reports First Quarter Fiscal 2004 Results

Phoenix, Arizona – November 19, 2003 - ProsoftTraining (NASDAQ: POSO) today reported financial results for the first fiscal quarter ended October 31, 2003.

Revenues for the first quarter of fiscal year 2004 were $2.33 million, compared to $3.72 million in the previous fiscal year’s first quarter. Net loss for the first quarter of fiscal year 2004 was $0.11 million or $0.00 per share, compared to a net loss of $1.39 million or $0.06 per share for the first quarter of fiscal year 2003.

Gross profit as a percentage of revenue was 66 percent for the first quarter of fiscal year 2004, compared to 58 percent in the same quarter of the previous fiscal year.

The Company’s cash balance at October 31, 2003, was $1.50 million, compared to $1.57 million at the end of the previous quarter. Days sales outstanding of receivables were 28 days at October 31, 2003, consistent with the prior quarter’s results.

Content development, sales and marketing, and general and administrative expenses totaled $1.44 million for the first quarter of fiscal year 2004, compared to $3.24 million for the previous year’s first quarter, a reduction of $1.80 million, or 56 percent.

“We were able to achieve profitability on a cash basis for the second consecutive quarter, despite moderately lower revenue relative to the prior quarter. We will continue to focus on cost containment in the face of expected seasonal slowness in our business in the upcoming months,” stated Robert Gwin, Prosoft’s chairman and CEO. “Our management team continues to believe that revenue growth will be achievable following the traditionally weak revenue environment through the holiday period. However, our focus on efficiency and expense management has provided us with operating flexibility regardless of the revenue environment we face.”

About ProsoftTraining

ProsoftTraining (NASDAQ: POSO) offers content and certifications to enable individuals to develop and validate critical information and communications technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To find out more, visit www.ProsoftTraining.com, www.ComputerPREP.com, www.CIWcertified.com and www.CTPcertified.com.

Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the Company’s dependence on the timely development, introduction and acceptance of courses, proprietary certifications and other products; the continued penetration of the academic market; the maintenance and growth of monthly revenue levels; the ability to continue to reduce costs and manage costs effectively; the ability to maintain the workforce at appropriate levels and retain and compensate executive management at levels commensurate with revenues; the ability to maintain sufficient operational liquidity; the ability to maintain the NASDAQ SmallCap listing; the effect of changing economic conditions; the acceptance of ICT certifications; and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended October 31,
	2003	2002
Revenues:
Content	$1,728	$3,030
Certification	603	626
Services	—	64

Total revenues	2,331	3,720

Costs and expenses:
Costs of revenues	796	1,580
Content development	152	536
Sales and marketing	620	1,312
General and administrative	672	1,389
Depreciation and amortization	128	223

Total costs and expenses	2,368	5,040

Loss from operations	(37)	(1,320)

Interest expense, net	(73)	(66)

Net loss	$(110)	$(1,386)

Net loss per share:
Basic and diluted	$(0.00)	$(0.06)

Weighted average shares outstanding:
Basic and diluted	24,209	24,197

PROSOFTTRAINING AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	October 31, 2003	July 31, 2003
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,498	$1,567
Accounts receivable, net	698	1,023
Prepaid expenses and other current assets	235	157

Total current assets	2,431	2,747

Property and equipment, net	436	483
Goodwill, net	6,745	6,745
Courseware and licenses, net	538	604

Total assets	$10,150	$10,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$890	$1,061
Accrued expenses	634	826
Current portion of capital lease obligations	51	54
Other	230	255

Total current liabilities	1,805	2,196
Long-term debt	3,038	2,968
Obligations under capital leases, net of current portion	51	64

Total liabilities	4,894	5,228

Stockholders’ equity:
Common shares, par value $.001 per share; authorized shares:
75,000,000; issued: 24,221,326 shares	24	24
Additional paid-in capital	104,422	104,422
Accumulated deficit	(99,271)	(99,161)
Accumulated other comprehensive income	156	141
Less common stock in treasury, at cost: 11,912 shares	(75)	(75)

Total stockholders’ equity	5,256	5,351

Total liabilities and stockholders’ equity	$10,150	$10,579